Analysis, Research & Planning Corporation's Consent	EXHIBIT 23

Union Carbide Corporation:

Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the use of ARPC's name and the reference to ARPC's reports appearing in this Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2011.

/s/ B. Thomas Florence
B. Thomas Florence President Analysis, Research & Planning Corporation February 13, 2012